Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 29, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of SilverBow Resources, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.
/s/ BDO USA, P.C.

Houston, Texas
June 13, 2024